PURCHASE AGREEMENT

among

GLOBIX CORPORATION,

and

INHOCO 3236 plc

Dated as of 20 August, 2006

Exhibit A	Adjustments
Exhibit B	Pro-Forma Closing Balance Sheet
Exhibit C	Knowledge of Seller
Exhibit D	Knowledge of Purchaser
Exhibit E	Form of Shared Services Agreement
Exhibit F	Form of Tax Deed
Exhibit G	Form of Commitment Letters
Exhibit H	Corporate Structure of Purchaser Group

Index of Defined Terms

Term	Section

Accountants' Determination	1.04(c)
Accounting Firm	1.04(c)
Acquisition Proposal	5.03
Adjusted Purchase Price	1.04(c)
Affiliate	Annex I
Agreed Amount	Annex I
Agreed Form	Annex I
Agreement	Preamble
Ancillary Agreement	Annex I
Audited Accounts	Annex I
Books and Records	14
Business	Annex I
Business Day	Annex I
Capital Contribution	Annex 1
Cash	Annex I
Claim	Annex I
Closing	1.02
Closing Date	1.02
Closing Date Amount	1.03(b)
Closing Statement	1.04(b)
Closing Working Capital	1.04(b)
Companies Acts	Annex I
Company	Annex I
Confidentiality Agreement	5.04
Consent	2.03(b)
Contract	Annex I
Discosure Documents	Annex I
Disclosure Documents	Annex I
Disclosure	Schedules 12
Employees	19
Environmental Law	Annex I
Estimated Working Capital Statement	1.04(a)
Executory Period	5.01
Final Determination Date	1.05(e)(ii)
Fundamental Documents	Annex I
Funded Indebtedness	Annex I
Governmental Entity	Annex I
Indemnified Party	8.05(a)
Indemnifying Party	8.05(a)
Intellectual Property	Annex I
Knowledge of Purchaser	Annex I
Knowledge of the Company	Annex I
Latest Balance Sheet Date	Annex I

Leased Property	2.06
Legal Proceedings	45
Liens	Annex I
Loss	Annex I
Losses	Annex I, 8.01(a)
Material Adverse Effect	Annex I
Material Contract	2.09(b)
Name Licence	Annex I
Notice of Disagreement	1.04(c)
Outside Date	7.01(a)(iv)
Pension Scheme	Annex 1
Permits	2.10
Permitted Liens	Annex I
Person	Annex I
Proceeding	Annex I
Purchase Price	1.01
Purchaser Preamble
Purchaser Disclosure Schedules	21
Purchaser Indemnitees	8.01(a)
Purchaser Warranties	Annex I
Retention Account	Annex I
Retention Account Instruction Letter	Annex I
Retention Period	Annex I
Retention Sum	Annex I
Return or Returns	Annex I
Sale Shares	Annex I
Seller Preamble
Seller Indemnitees	8.02
Seller Released Parties	5.13
Seller Warranties	Annex I
Shared Services Agreement	Annex 1
Subsidiary	Annex I
Survival Date	Annex I, 8.06(a)
Target Working Capital Amount	1.04(c)
Tax Benefit	Annex I
Tax Claim	Annex I
Tax Deed	Annex I
Tax or Taxes	Annex I
Taxing Authority	Annex I
Third Party Claim	8.05(a)
Transaction	Annex I
Transfer Taxes	Annex I

PURCHASE AGREEMENT (this “Agreement”) dated as of August 20, 2006 between Globix Corporation, a Delaware corporation (the “Seller”), and Inhoco 3236 plc, a Company incorporated in England and Wales number 5505790 (“Purchaser”).

WHEREAS, the Seller owns the entire issued share capital of the Company;

WHEREAS, Purchaser desires to purchase from the Seller, and the Seller desires to sell to Purchaser, the entire issued share capital of the Company; and

WHEREAS, in connection with the transactions contemplated hereby, 3i Group plc and Oak Hill Capital Partners (the “Sponsors”) have executed commitment letters, in the form attached hereto as Exhibit G (the “Commitment Letters”) relating to a Bridge Facility Agreement between the Sponsors and the Purchaser.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

Purchase and Sale of the Sale Shares.

SECTION 1.01. Purchase and Sale of the Sale Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell with full title guarantee and free from all Liens and together with all rights now or thereafter attaching thereto the Sale Shares and (to avoid doubt) any rights (if any) of the Seller in respect of the Capital Contribution and to any yield in respect of it (whether or not attached to the Sale Shares) and Purchaser shall purchase from the Seller all such Sale Shares and rights in respect of the Capital Contribution, together comprising the entire issued share capital of the Company consisting of 2 Ordinary Shares of £1.00 each, for an aggregate purchase price in cash of (a) $62,000,000 (sixty-two million U.S. dollars), payable as set forth below in Section 1.03 (the “Purchase Price”) subject to adjustment at or prior to the Closing as provided in Sections 1.03, 1.04(a) and 1.04(e). Neither the Seller nor the Purchaser shall be obliged to complete the sale and purchase of any of the Sale Shares unless the sale and purchase of all the Sale Shares is completed simultaneously.

SECTION 1.02. Closing Date. The closing of the Transaction (the “Closing”) shall take place at the offices of King & Spalding LLP, 25 Cannon Street, London EC4M 5SE at 10:00 a.m. on the second Business Day following the satisfaction (or, to the extent permitted, the waiver) of the conditions set forth in Section 5.01(a), or, if on such day any other condition set forth in Section 5.01, 5.02 or 5.03 has not been satisfied (or, to the extent permitted, waived by the party entitled to the benefit thereof), as soon as practicable after all the conditions set forth in Article V have been, or are capable of being, satisfied (or, to the extent permitted, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed between the Seller and Purchaser; provided, however, that if all such conditions are satisfied prior to the date that is fifteen days following the date hereof, the Closing will not take place until the sixteenth day after the date hereof. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

SECTION 1.03. Transactions to Be Effected at the Closing.

(a) At the Closing the Seller shall, concurrently with the performance by the Purchaser of its obligations under section 1.03(b):

(i) deliver to the Purchaser transfers of the Sale Shares duly executed by the registered holders thereof in favour of the Purchaser or its nominees together with the relative share certificates or an indemnity in respect of any missing certificates;

(ii) deliver to the Purchaser such waivers or consents as the Purchaser may require to enable the Purchaser or its nominees to be registered as holders of the Sale Shares;

(iii) deliver to the Purchaser powers of attorney in Agreed Form;

(iv) other than in respect of any offices held by Colin Kirk and Philip Cheek procure that the directors and the secretary or secretaries of the Company and the Subsidiaries retire from all their offices and employments if any with the Company and the Subsidiaries, each delivering to the Purchaser a deed (in Agreed Form) made out in favour of the Company and/or the Subsidiaries acknowledging that he has no claim outstanding for compensation or otherwise;

(v) procure the resignation of the auditors of the Company and the Subsidiaries together with the statement in accordance with s.392 Companies Act 1985;

(vi) deliver to the Purchaser as agent for the Company and the Subsidiaries:
(A)

all the statutory and other books and records of the Company and each of the Subsidiaries and its/their certificate(s) of incorporation, any certificates of incorporation on change of name and common seal(s); and

(B)

certificates in respect of all issued shares in the capital of each of the Subsidiaries together with transfers duly executed by the respective registered holder(s) for any of such shares not in the name of the Company;

(vii) deliver the Tax Deed duly executed by the Seller;

(viii) procure board meetings of the Company and each of the Subsidiaries (if required) to be held at which there shall be:

(A)	passed a resolution to approve the transfers of the Sale Shares and (subject only to due stamping) to register, in the register of members, each transferee as the holder of the shares concerned;
(B)	appointed as directors and/or secretary such persons as the Purchaser may nominate; and
(C)	tendered and accepted the resignations and acknowledgements of the directors and secretary referred to in Section 1.03(a)(iv).

(ix) deliver to the Purchaser a copy of the Retention Account Instruction Letter signed by or on behalf of the Seller.

(x) procure the discharge of all guarantees and like obligations given by the Company or any of the Subsidiaries in respect of the obligations of the Seller or of its Affiliates and of all Funded Indebtedness and any security given therefor save for the (i) Counter-indemnity from Globix Limited in favour of Bank Leumi (UK) Limited, (ii) the Charge over Credit Balances between Globix Limited and Bank Leumi (UK) Limited and (iii) Deed of Guarantee in respect of the £1,269,000 rent deposit on Prospect House and any other security arrangements in respect thereto.

(xi) execute and deliver any other Agreed Form documents.

(xii) provide evidence of the discharge of all indebtedness between the Company or its Subsidiaries (on the one hand) and the Seller or any of its Affiliates (on the other) together with a release in the Agreed Form in favour of the Company and its Subsidiaries of any other claims or liability to the Seller or any of its Affiliates.

(b) At the Closing the Purchaser shall:

(i)  pay the Purchase Price for the Sale Shares less the Retention Sum by wire transfer to a bank account designated in writing by the Seller at least two Business Days prior to the Closing Date, in immediately available U.S. funds of an amount equal to sum of (x) the Purchase Price and (y) the amount of the positive or negative difference between the amount of Working Capital of the Company as of the close of business on the Closing Date as shown on the Seller’s Estimated Working Capital Statement and the Target Working Capital Amount (as defined below), being hereinafter called the “Closing Date Amount”) and deliver such other documents as the Seller or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement;

(ii) pay the Retention Sum into the Retention Account;

(iii) deliver to the Seller a copy of the Retention Account Instruction Letter signed by or on behalf of the Purchaser;

(iv) deliver the Tax Deed duly executed by the Purchaser; and

(v) execute and deliver any other Agreed Form documents.

(c) At Closing, the Seller and the Purchaser shall give joint written instructions to the Seller's Counsel and the Purchaser's Solicitors in terms of the Retention Account Instruction Letter in the Agreed Form;

(d) All payments hereunder shall be made in cash in immediately available funds and without any withholding for Taxes of any kind.

SECTION 1.04. Purchase Price Adjustment.

(a) Not later than two (2) Business Days prior to the Closing Date, the Seller shall deliver to the Purchaser a statement showing its good faith estimate of the amount of Working Capital as of the close of business on the Closing Date (the “Estimated Working Capital Statement”).

(b) Within 30 days after the Closing Date, the Seller shall prepare and deliver to Purchaser a statement (the “Closing Statement”) setting forth the amount of Working Capital as of the close of business on the Closing Date (the “Closing Working Capital”). Following the Closing Date, Purchaser shall assist, and shall cause the Company and its Subsidiaries to assist, the Seller in the preparation of the Closing Statement and shall provide the Seller and the Seller’s independent auditors access at all reasonable times to the personnel, properties, books and records of the Company and its Subsidiaries for such purpose. Purchaser’s independent auditors may participate in the preparation of the Closing Statement; provided, however, that Purchaser acknowledges that the Seller shall have the primary responsibility and authority for preparing the Closing Statement. The Closing Statement shall be prepared in a manner that is consistent with the Company’s historical accounting principles, methodologies and judgments, except that no effect shall be given to, and the Closing Statement shall not reflect (a) the effect (including any Tax effect) of any act, event or transaction occurring between the actual time of Closing and the close of business on the Closing Date, including any transaction between the Seller and Purchaser or relating to Purchaser’s financing of any of the transactions contemplated hereby, (b) any transaction occurring on the Closing Date between the Company and the Purchaser or any of Purchaser’s Affiliates or (c) any purchase, accounting or other similar adjustments resulting from the consummation of the Transaction and shall be accompanied by a certificate from the Seller that it has complied with Section 1.04.

(c) During the 45 day period following Purchaser’s receipt of the Closing Statement, Purchaser shall be permitted to review the working papers of the Seller, solely as it relates to the Closing Statement. The Closing Statement shall become final and binding upon the parties on the 45th day following delivery thereof, unless Purchaser gives written notice of its disagreement with the Closing Statement (a “Notice of Disagreement”) to the Seller prior to such date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted, (ii) only include disagreements based on mathematical errors or based on any failure of Closing Working Capital to have been calculated in accordance with this Section 1.04, and (iii) be accompanied by a certificate of Purchaser that it has complied with Section 1.04(f). If a Notice of Disagreement is received by the Seller in a timely manner, then the Closing Statement (as revised in accordance with this sentence) shall become final and binding upon the Seller and Purchaser on the earlier of (A) the date the Seller and Purchaser resolve in writing any disagreements with respect to the matters specified in the Notice of Disagreement and (B) the date any disputed matters are finally resolved in writing by the Accounting Firm (as defined below). During the 30 day period following the delivery of a Notice of Disagreement, the Seller and Purchaser shall seek in good faith to resolve in writing any disagreements with respect to the matters specified in the Notice of Disagreement. During such period the Seller shall have access to the working papers of Purchaser prepared in connection with their certification of the Notice of Disagreement. At the end of such 30 day period, the Seller and Purchaser shall submit to an independent accounting firm (the “Accounting Firm”) for expert determination any and all matters that remain in dispute and were properly included in the Notice of Disagreement. The Accounting Firm shall be KPMG or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by the Seller and Purchaser in writing. The fees and expenses of the Accounting Firm shall be borne equally by the Seller and Purchaser. If any disputed items are referred to the Accounting Firm, then such disputed items (and any resulting adjustment to the Closing Statement) shall be finally and conclusively be, for all purposes hereafter as determined by the Accounting Firm. Such determination (the “Accountants’ Determination”) shall be (A) in writing, (B) furnished to the Seller and Purchaser as soon as practicable after the items in dispute have been referred to the Accounting Firm (which the parties shall request shall not be later than sixty (60) days thereafter), (C) made in a manner that is consistent with the prescribed manner of preparation of the Closing Statement pursuant to Section 1.04 and (D) non-appealable and incontestable by the Seller, Purchaser or any of their respective Affiliates, and not subject to collateral attack for any reason save only for mathematical error on its face. Any fees and disbursements of the Seller’s independent auditors incurred in connection with their review of the Closing Statement and review of any Notice of Disagreement shall be borne by the Seller, and any fees and disbursements of Purchaser’s independent auditors incurred in connection with their review of the Closing Statement and review of any Notice of Disagreement shall be borne by Purchaser.

(d) Following the final determination of the amount of the Closing Working Capital pursuant to subsection (c) above, the Purchase Price shall be increased by the amount by which Closing Working Capital exceeds $(675,000) (negative six hundred and seventy-five thousand U.S. dollars) (the “Target Working Capital Amount”), and the Purchase Price shall be decreased by the amount by which Closing Working Capital is less than the Target Working Capital Amount (the Purchase Price as so increased or decreased is hereinafter referred to as the “Adjusted Purchase Price”). If the Closing Date Amount is less than the Adjusted Purchase Price, Purchaser shall, and if the Closing Date Amount is greater than the Adjusted Purchase Price, the Seller shall, within 10 Business Days after the Closing Statement becomes final and binding on the parties, make a payment to the other by wire transfer in immediately available U.S funds in the amount of such difference. Any amounts owed by the Seller pursuant to this Section 1.04(d) shall be paid to Purchaser and any amounts owed by Purchaser pursuant to this Section 1.04(d) shall be paid to the Seller.

(e) The parties acknowledge that the Seller intends to cause all Cash held by the Company and its Subsidiaries to be distributed to the Seller prior to the Closing to the extent sufficient distributable profits are available. To the extent there are insufficient distributable profits available, the Purchase Price shall be increased by an amount equal to the undistributable part of the Cash.

(f)  The term “Working Capital” means Current Assets minus Current Liabilities. The term “Current Assets” means consolidated current assets excluding Cash and Restricted Cash and the term “Current Liabilities” means the consolidated current liabilities, in each case, of the Company and its Subsidiaries on a consolidated basis, calculated in the same way, using the same methods, as the line items on the Pro-Forma Closing Balance Sheet set forth on Exhibit B as of the Closing Date, except as described below and subject to adjustment in accordance with Exhibit A. Without limiting the generality of the foregoing, Closing Working Capital shall be calculated in the same way, using the same methods, as the line items comprising Working Capital on the Pro-Forma Closing Balance Sheet set forth on Exhibit B, in accordance with United Kingdom generally accepted accounting principles (“GAAP”) except as described below and subject to adjustment in accordance with Exhibit A. Notwithstanding the foregoing, Current Liabilities shall not include (i) any portion of Funded Indebtedness, (ii) any intercompany payables between the Company and its Subsidiaries, (iii) any liabilities for all costs and expenses described in Section 4.06 as paid or otherwise satisfied by the Seller, (iv) any liabilities incurred in connection with financing the Transaction by the Purchaser, (v) any liabilities incurred in connection with any transaction between or among Purchaser, the Company and any third party occurring between the actual time of Closing and the close of business on the Closing Date, (vi) any liabilities for UK corporation taxes of the Company based on current-period events occurring through the Closing Date, (vii) any liabilities associated with the ongoing buildout of high density hosting space under construction at Globix House as may be approved in writing in advance by the Purchaser or (ix) any current and non-current deferred tax liabilities and Current Assets shall not include (i) prepaid income taxes or income tax refunds receivable, (ii) any current and non-current deferred tax assets, or (iii) any inter-company receivables between the Company and its Subsidiaries .

(g) Purchaser agrees, solely with respect to the calculation of the Adjusted Purchase Price, and without restricting in any manner whatsoever Purchaser’s right to take any action that would not affect such calculation, that following the Closing, Purchaser will not take, or allow the Company to take, any actions with respect to the accounting books, records, policies and procedures of the Company on which the Closing Statement and Closing Working Capital are to be based that are not consistent with the accounting principles and methodologies used in preparation of the Estimated Working Capital Statement pursuant to Section 1.03(b) and 1.04(a), which, for the avoidance of doubt, is GAAP, consistent with the preparation of the Audited Accounts (and such accounting principles and methodologies shall not, for the avoidance of doubt, include such principles and methodologies as are required by International Financial Reporting Standards). The Closing Working Capital, where calculated in £sterling, shall be converted into US$ on the Closing Date at the prevailing exchange rate published in the Wall Street Journal, New York edition.

SECTION 1.05. Retention Account.

(a) The Retention Sum shall at Closing be paid in US dollars by the Purchaser into the Retention Account and the monies standing to the credit of the Retention Account including, without limitation, any accrued interest shall be dealt with only in accordance with the provisions of this Agreement.

(b) The Purchaser and the Seller shall ensure that all rights to the Retention Account remain free from any encumbrance or Lien except as set out in this Section 1.05.

(c) The Seller and the Purchaser shall provide the Retention Account Instruction Letter to the Seller's Counsel and the Purchaser's Solicitors (respectively) on

Closing and shall procure (respectively) that the Seller's Counsel and the Purchaser's Solicitors shall give all necessary instructions and do all acts and things reasonably required to ensure that the Retention Account and the principal monies and interest standing to its credit are administered in accordance with the provisions of this Agreement. The Seller and the Purchaser shall procure (respectively) that the Seller's Counsel and the Purchaser's Solicitors are not required to and do not take any action with respect to the Retention Account except on the joint written instructions of the Seller and the Purchaser. The Purchaser and the Seller agree to indemnify and keep indemnified the Purchaser’s Solicitors and the Seller’s Counsel against all costs, losses, expenses, liabilities and proceedings arising out of or in relation to the Retention Account whatsoever whether caused by any act or omission or otherwise save for a failure or omission by the Seller’s Counsel or the Purchaser’s Solicitors or either of them to comply with instructions given to them in accordance with this Clause.

(d) The interest accrued on the Retention Sum shall be credited to the Retention Account and in relation to any payment made from the Retention Account pursuant to this Agreement, accrued interest shall follow the principal monies save for any taxation required by English law to be deducted therefrom.

(e) The Retention Amount shall be the exclusive source of funds used to satisfy any liabilities of the Seller pursuant to this Agreement in respect of any breach of any Seller Warranty or in respect of any payment due to the Purchaser under Section 1.04(d) (so far as the same is sufficient failing which sub-section (g)(ii) hereto shall apply) provided that:

(i)  the Purchaser shall give at least 7 Business Days prior written notice to the Seller; and

(ii) the amount of the claim and the liability of the Seller for that claim shall have been (i) agreed between the Purchaser and the Seller or (ii) determined or finally adjudged by an expert, arbitrator, mediator or court of law or (in the case only of a payment under Section 1.04) determined in accordance with Section 1.04 (the date of such determination, the “Final Determination Date”).

(iii) if the Retention Account is used in respect of any payment due to the Purchaser under Section 1.04(d), the Seller shall within 5 Business Days after such use pay back into the Retention Account an equivalent sum to top up the Account.

(f) The balance of the Retention Account, if any (together with any accrued interest and less any bank charges and any taxation required by English law to be deducted therefrom) shall be paid to the Seller's Counsel for the account of the Seller at the end of the Retention Period save that the Purchaser may retain in the Retention Account any amount claimed by it in good faith in respect of any claim brought by the Purchaser pursuant to this Agreement as notified by the Purchaser to the Seller which has not been finally determined pursuant to the terms of this section 1.05.

(g) Within 10 Business Days of a Final Determination Date:

(i)  there shall be paid to the Purchaser's Solicitors for the account of the Purchaser from the Retention Account (if there are sufficient sums of money in such account) a principal amount equal to the amount so determined or agreed to be paid to the Purchaser in respect of such claim (“Agreed Amount”); and

(ii) the Seller shall pay to the Purchaser's Solicitors for the account of the Purchaser, in cleared funds, such part of the relevant Agreed Amount as is not satisfied by payment to the Purchaser from the Retention Account pursuant to this Section 1.05.

(h) The Seller and the Purchaser shall procure that their respective counsel shall give all necessary instructions and do all acts and things reasonably required to ensure that the Retention Account, and the principal monies and interest standing to its credit, are administered in accordance with the provisions of this Agreement.
SECTION 1.06. Restrictive covenant in favour of the Purchaser.

(a) The Seller undertakes with the Purchaser (for itself and as trustee for the Company and the Subsidiaries) that without the prior consent in writing of the Purchaser it will not, and it will procure that none of its Subsidiaries will (whether for its own account or as an agent on behalf of any other person), directly or indirectly, for a period of 2 years from the date of Closing:

(i)  carry on or otherwise engage in any capacity (whether for reward or otherwise) in, provide any technical, commercial or professional advice to, or in any way assist, any person which is or is about to be engaged in the supply of the Restricted Services in the Prohibited Area in competition with the Business as carried on at the date of this Agreement; provided that the restriction in this Section 1.06 shall not (i) apply to the services provided pursuant to the Shared Services Agreement and (ii) operate to prohibit the Seller from holding in aggregate up to 5 per cent of the nominal value of shares of any class of any company which shares are listed or dealt in on a recognised stock exchange;

(ii) in relation to the Restricted Services solicit, canvass any person who was a customer or supplier of any the Company or its Subsidiaries solely in relation to the Restricted Services at any time during the 2 years prior to Closing or who at the date of Closing was in the process of negotiating or contemplating doing business with the Company or its Subsidiaries;

(iii) solicit or entice away or endeavour to solicit or entice away from the Company or its Subsidiaries any director or senior manager or other employee employed or otherwise engaged by the Company or its Subsidiaries on the date of Closing, whether or not that person would commit any breach of his contract of employment by reason of his leaving the service of the company; or

(iv) employ or otherwise engage any person who at the date of Closing or during the period of 1 year prior thereto was employed or otherwise engaged by the Company or any of its Subsidiaries and who by reason thereof is or is reasonably likely to be in possession of any Confidential Information;

(b) The Seller undertakes with the Purchaser (for itself and as trustee for the Company and its Subsidiaries) that it will not (and it will procure that none of its Subsidiaries shall) at any time after Closing directly or indirectly, in the course of carrying on any trade or business, claim, represent or otherwise indicate any present association with the Company and its Subsidiaries or, for the purpose of obtaining or retaining any business or customer of the Company or of its Subsidiaries, claim, represent or otherwise indicate any past association with any Group Company.

(c) For purposes of clarification only, the parties agree and acknowledge that (i) the provisions of this Section 1.06 apply to the Seller and its Subsidiaries only and, without limiting the foregoing, will not apply to any third Person of which the Seller (or its successor) may become a Subsidiary or such third Person’s Subsidiaries (other than the Seller and its present or future Subsidiaries) and (ii) that the restrictions in this Section shall not apply to any activities of the Seller and its Subsidiaries relating to the US Hosting Business outside the Prohibited Area.

SECTION 1.07. Use of Confidential Information

(b) The Seller undertakes with the Purchaser (for itself and as trustee for each Group Company) that:

(i)  it will not (and that it will procure that none of its Subsidiaries will) at any time after Closing directly or indirectly, whether by itself, its employees or agents or otherwise howsoever (without the prior written consent of the Purchaser) use, whether on its own behalf or on behalf of any other person, or divulge to any other person, any Confidential Information; and

(ii) if the Company or any of its Subsidiaries shall have obtained any Confidential Information from any third party under an agreement including any restriction on disclosure known to it, it will not (and that it will procure that none of its Subsidiaries will) at any time without the prior written consent of relevant Group member infringe that restriction.

(c) The restrictions in Section 1.07 (a)(i) and (ii) shall not apply:

(i)  in respect of any Confidential Information which is in or becomes part of the public domain, other than through a breach of the obligations of confidentiality set out in this Agreement; or

(ii) to the Seller to the extent that it is required to disclose Confidential Information by any applicable law, governmental order, decree, regulation, licence or rule or pursuant to the regulations of any securities exchange or regulatory or governmental body to which it is subject; or

(iii) in respect of any Confidential Information which the Seller believes (in its reasonable opinion) is necessary to be disclosed to a prospective purchaser of all or a substantial part of the equity, business or undertaking of Seller and/or its subsidiaries and/or its Affiliates (save for the Company and its Subsidiaries) in connection with such prospective purchaser’s evaluation of all or a substantial part of the equity, business or undertaking of Seller and/or its subsidiaries and/or its Affiliates (save for the Company and its Subsidiaries as foresaid).
SECTION 1.08. Amendment.

(a) Purchaser and the Seller agree that if any of the restrictions contained in Section 1.06 or 1.07, by themselves or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Purchaser but would be adjudged reasonable if part or parts of the wording in section 1.06 or 1.07 were deleted or amended or qualified or the periods thereof were reduced or the range of services or area dealt with were thereby reduced in scope, then the relevant restriction or restrictions shall apply on the basis of such modification or modifications as may be necessary to make it or them valid and effective.

SECTION 1.09. Capital Contribution.

(a) The Parties acknowledge that the Capital Contribution is part of the permanent capital base of the Company and/or of Globix Limited (as applicable) and all right or interest (if any) which the Seller may have in respect of the Capital Contribution is sold to the Purchaser on the terms of this Agreement at the same time as (and on the same conditions as) the Sale Shares.

(b) Pending Closing (or termination of this Agreement in accordance with its terms) the Seller shall not extract, repay or receive any yield on or charge, encumber or create any interest over the Capital Contribution without the consent of the Purchaser.

ARTICLE II

Warranties of Seller

(a) The Seller Warranties are given subject to facts and matters fairly disclosed in or by this Agreement, the written disclosure schedules delivered by the Seller to the Purchaser in connection with the execution and delivery of this Agreement (the “Disclosure Schedules”), any Ancillary Agreement, the Disclosure Documents, and to the information referred to paragraph (b) below and the Purchaser shall accordingly have no claim in respect of any of the Seller Warranties in relation to any fact or matter fairly so disclosed or obtained.

(b) The Purchaser shall be deemed to have knowledge of the following information:

(i) the contents of the Audited Accounts;

(ii) the contents of the files maintained by the Registrar of Companies for England and Wales in respect of the Company and its Subsidiaries as at 17 August 2006;

(iii) all matters which would be revealed by or as a result of appropriate searches and enquiries relating to registered intellectual property of the Company as notified to the Purchaser prior to the date hereof at the Trade Marks Registry or the Patent Office in the UK as at the date of this Agreement and attached as part of the Disclosure Documents;

(iv) the contents of the copies of the register of mortgages and charges, register of members, register of directors and secretaries, register of directors' interests, register of debenture holders, the register of applications and allotments, the register of transfers of the Company and the Subsidiaries attached as part of the Disclosure Documents;

(v) the contents of any written due diligence report (including any reports prepared by Addleshaw Goddard LLP and Deloitte & Touche LLP) commissioned by the Purchaser, its Affiliates and/or the Sponsors into the business and affairs of the Company and its Subsidiaries; and

(vi) the contents of the written presentations into the business and affairs of the Company and its Subsidiaries provided to the Board of the Purchaser, its Affiliates or the Sponsors from Torch Partners or to or from the management of the Purchaser, its Affiliates or the Sponsors on or before the date of this Agreement and after the date of the Confidentiality Agreement.

(c) The Disclosure Schedules correspond to the individual paragraphs of this Article II of the Agreement. Such numbering is for convenience only and all of the disclosures set out in the Disclosure Schedules and the contents of all Disclosure Documents shall be deemed to have been disclosed in relation to every Seller Warranty to which they may fairly relate.

(d) No other knowledge of the Purchaser or information supplied to it or supplied to its advisers as at the date of this Agreement or as at Closing shall in any way prejudice or affect the liability of the Seller under or in respect of the Seller Warranties or any other provision of this Agreement or the Ancillary Agreements.

(e) The Seller hereby warrants to the Purchaser in the terms of the Seller Warranties subject to the provisions of this Agreement and in particular the exclusions and limitations in Section 7.01:

SECTION 2.01. Authority; Enforceability ; No Violation, Etc. . The Seller has the requisite corporate power and authority to execute this Agreement and each Ancillary Agreement to which the Seller is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Seller, and the execution and delivery by the Seller of each Ancillary Agreement to which the Seller is, or is specified to be, a party, and the consummation by the Seller of the transactions contemplated thereby, will be duly authorized by all necessary corporate action on the part of the Seller prior to the Closing. The Seller has duly executed and delivered this Agreement and, prior to the Closing, will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

SECTION 2.02. No Conflicts; Consents.

(a) Neither the execution and delivery by the Seller of this Agreement or any Ancillary Agreement to which the Seller is, or is specified to be, a party, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by the Seller with any of the provisions hereof and thereof, will conflict with or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation under, (a) any provision of the Seller or the Company’s Fundamental Documents other than any such conflicts, violations, defaults or rights or losses that, individually or in the aggregate, would not reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements, (b) any Judgment or Applicable Law applicable to the Seller or the Company or the Sale Shares owned by the Seller, or (c) any Material Contract to which the Seller or the Company is a party or by which any of its assets or properties are bound.

(b) To the Knowledge of the Seller no consent, approval, license or order (“Consent”) of, material Permit of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to, the Company in connection with the execution, delivery and performance by the Seller of this Agreement or any Ancillary Agreement to which it is, or is specified to be, a party, or the consummation of the transactions contemplated hereby and thereby, other than those that may be required by reason of the Purchaser’s (as opposed to any potential other UK purchaser) participation in the transactions contemplated hereby and by any Ancillary Agreement.

SECTION 2.03. The Sale Shares. The Seller is the registered and sole beneficial owner of the Sale Shares. The Seller has good and valid title to the Sale Shares, free and clear of all Liens. As of the Closing, good and valid title to such Sale Shares will pass to Purchaser, free and clear of any Liens, other than those arising from acts of Purchaser or its Affiliates. The Sale Shares are not subject to any voting trust agreement or other Contract, including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Sale Shares. The Sale Shares comprise the whole of the issued and allotted share capital of the Company.

SECTION 2.04. Books and Records. The accounts, books, ledgers, and financial records of whatsoever kind ("Books and Records") of the Company are in the exclusive possession and control of the Company and disclose with reasonable accuracy its current assets, quantifiable liabilities, debtors and creditors and all other matters required to appear therein. During the four years ended on the date of this Agreement, all returns, particulars, resolutions and other documents required under any legislation to be delivered on behalf of the Company to the Registrar of Companies have been properly made and delivered. All such documents delivered to the Registrar of Companies were true and accurate in all material respects when so delivered and the Company has not received notification of the levy of any fine or penalty for non-compliance by the Company or any director of the Company.

SECTION 2.05. Brokers or Finders. The Seller and the Company have not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

SECTION 2.06. Organization; Standing; Qualification; Power. The Company is duly organized and validly existing under the laws of the England and Wales.

SECTION 2.07. Capitalization; Subsidiaries.

(a) There are no outstanding options, warrants, rights, calls, agreements, convertible securities or other commitments or rights issued by the Company or to which the Company is a party to purchase or acquire any share capital from the Company. There are no Contracts to which the Company is a party that relate to the Sale Shares.

(b) Schedule 2.07(b) lists each direct and indirect Subsidiary of the Company (the “Subsidiaries”). The particulars of the Company and the Subsidiaries set out in Schedule 2.07(b) are true and complete and the Company does not directly or indirectly own any capital stock of or any equity interests or rights to acquire any equity interests in any Person.

SECTION 2.08. Financial Statements. The Audited Accounts were prepared in accordance with the requirements of all relevant statutes and (i) in the case of individual accounts within the meaning of s.226 Companies Act, 1985 show a true and fair view in all material respects as at the date they were prepared of the state of affairs of the Company as at, and the profit or loss of the Company for the accounting reference period ended on, the Latest Balance Sheet Date and (ii) in the case of group accounts within the meaning of s.227 Companies Act 1985 show a true and fair view as at the date they were prepared of the state of affairs of the undertakings included in the consolidation as a whole as at the Latest Balance Sheet Date and of their aggregate profit or loss for the accounting period ending on the Latest Balance Sheet Date.

SECTION 2.09. Real Property. Schedule 2.09 contains a list of all real property and interests in real property leased by the Company or one of its Subsidiaries (each individually, a “Leased Property”). The Company or one its Subsidiaries is the lessee of each Leased Property and is in possession of the premises purported to be leased thereunder. The Company has not received written notice that it or any Subsidiary is in material default in respect of any such Leased Property.

SECTION 2.10. Intellectual Property. Schedule 2.10 sets forth a list of all Intellectual Property registrations and applications owned by the Company or its Subsidiaries.  To the extent indicated on Schedule 2.10, such Intellectual Property has been duly registered in, filed in or issued by the appropriate authorities in the United Kingdom.  Since June 30, 2002, neither the Company nor any of its Subsidiaries has received any written notice from any other Person challenging in any material respect the right of the Company or such Subsidiary to own or use any of such Intellectual Property or any rights thereunder.  Neither the Company nor any of its Subsidiaries has granted any licenses or other rights and none of the Company or its Subsidiaries has any obligation to grant licenses or other rights to any of such Intellectual Property to any other Person.  The Company has since June 30, 2002 not made any Claim of a violation or infringement by others of its rights to or in connection with any Intellectual Property.

SECTION 2.11. Assets. The assets owned or leased by the Company (together with the properties, assets and rights made available to the Company pursuant to the Ancillary Agreements) constitute all of the material properties, assets and rights which are necessary or required for the conduct of the Business of the Company, as currently conducted.

SECTION 2.12. Contracts. (a) Neither the Company nor any of its Subsidiaries is a party to or bound by any Contract that is:

(i) a written employment agreement;

(ii) a Contract containing a covenant not to compete (other than pursuant to any radius or other restriction contained in any lease, employment contract, reciprocal easement or development, construction or similar agreement);

(iii) a Contract (other than employment agreements) with any shareholder, director, officer or Affiliate of the Company or any of its Subsidiaries or of the Seller;

(iv) a lease or similar Contract under which:
(A)

the Company or such Subsidiary is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any third party involving payment by the Company or such Subsidiary of more than £60,000 on an annual basis (unless terminable without payment or penalty upon no more than 90 calendar days’ notice); or

(B)

the Company or such Subsidiary is a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by the Company or such Subsidiary, involving payment by or to the Company or such Subsidiary of more than £60,000 on an annual basis (unless terminable without payment or penalty upon no more than 90 calendar days’ notice);

(v) a Contract under which the Company or such Subsidiary has directly or indirectly guaranteed indebtedness, liabilities or obligations of any other Person (other than endorsements for the purpose of collection in the ordinary course of business) that, individually, is in excess of £60,000;

(vi) a Contract granting a Lien (other than the Permitted Liens) upon any of the material properties, rights or assets of the Company or such Subsidiary;

(vii) a power of attorney;

(viii)  a Contract (including a purchase order entered into in the ordinary course of business) involving payment by the Company or such Subsidiary of more than £60,000 on an annual basis; or

a Contract involving the obligation of the Company or such Subsidiary to deliver products or services for payment of more than £7,500 on a monthly basis or £90,000 on an annual basis (unless terminable without payment or penalty upon no more than 180 calendar days’ notice).

(b) With respect to each Contract to be disclosed against this Section 2.12 (each a “Material Contract”), neither the Company nor any of its Subsidiaries is in breach or default in any material respect of or under such Material Contract and neither the Company or its Subsidiaries has received written notice that it is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect of or under any Material Contract, and to the Knowledge of the Seller no other party to any Material Contract is in breach or default in any material respect of or under such Material Contract. Complete and correct copies of all Material Contracts are attached as Disclosure Documents.

SECTION 2.13. Permits. Each of the Company and its Subsidiaries holds and is in compliance with all material permits and authorizations (“Permits”) required under Applicable Law for the conduct of the business of the Company as presently conducted and all such Permits are in full force and effect in all material respects. This Section 2.13 does not relate to Permits required by any Environmental Law, which are the subject of Section 2.19.

SECTION 2.14. Taxes.

(a) Each of the Company and its Subsidiaries have duly filed all material Returns that they were required to file. All Taxes (i) shown as due and owing by the Company or any of its Subsidiaries on all such Returns or (ii) otherwise due and payable (other than Taxes being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) have been duly paid in all material respects. There are no Liens for Taxes upon any of the assets of the Company or its Subsidiaries.

(b) There is no material dispute or claim concerning any Tax liability of Company or any of its Subsidiaries claimed or raised by any Taxing Authority in writing for which adequate reserves have not been made.

(c) The Company and each of its Subsidiaries have withheld and paid over to the appropriate Taxing Authorities or other Governmental Entity all Taxes required to be withheld by Applicable Law in all material respects.

(d) the Company has made all payments to the appropriate Taxing Authority in respect of National Insurance or any social security or similar contributions or taxes for which it is liable, whether on behalf of itself or any other person. The Company has complied with its obligations under the PAYE system or any similar system in a jurisdiction other than the United Kingdom.

(e) The Company has paid or has procured to be paid all stamp duties, transfer duties or taxes and other document taxes on all documents to which it is a party or which are otherwise necessary to establish its rights and title to its properties, rights or assets and which are liable to any such taxes or duties.

SECTION 2.15. Proceedings. Schedule 2.15 sets forth all pending or, to the Knowledge of the Seller, threatened Proceedings or Claims with respect to, by, or against the Company or any of its Subsidiaries arising out of the conduct of their business or against any of their respective assets and that (a) relate to or involve more than £50,000, whether in itself or in a series of connected or related Proceedings or Claims (b) seek any material injunctive relief or (c) would reasonably be expected to give rise to any legal restraint on or prohibition against the transactions contemplated by this Agreement. To the Knowledge of the Seller there are no circumstances likely to give rise to any such claim or proceeding. To the Knowledge of the Seller, neither the Company nor any of its Subsidiaries is a party or subject to or in default under any Judgment applicable to the conduct of the business of the Company and its Subsidiaries or any of their respective assets.

SECTION 2.16. Pension Scheme.

(a) Apart from the Pension Scheme, there is not in operation at the date of this Agreement and there has not been in operation at any time prior to the date of this Agreement any arrangement or practice to provide pension or other benefits in connection with retirement to or for the benefit of an Employee or any former employee or an Employee’s or any former employee’s dependants.

(b) The Seller has made available to the Purchaser the documents listed in the Disclosure Documents which currently govern the Pension Scheme and a list of Employees and former employees who are members of the Pension Scheme.

(c) To the Knowledge of the Seller, there is no litigation or arbitration concerning the Pension Scheme by or against the trustees or administrator of the Pension Scheme or the Seller or any other Person.

(d) All contributions to the Pension Scheme have been paid according to the current applicable contribution rates as at the date of this Agreement.

(e) The Pension Scheme was prior to 6 April 2006 exempt approved by Her Majesty’s Revenue and Customs for the purposes of chapter 1 or chapter IV of part XIV of the Income and Corporation Taxes Act 1988. Since 6 April 2006 the Pension Scheme is and has been a registered pension scheme within the meaning of the Finance Act 2004 and the Seller is not aware of any reason why this status may not continue.

SECTION 2.17. Absence of Changes or Events. Since the Latest Balance Sheet Date, the Company has not suffered a Material Adverse Effect. Since the Latest Balance Sheet Date, the Company has caused its business to be conducted in the ordinary course substantially consistent with past practices.

SECTION 2.18. Compliance with Applicable Laws. The Company is and has at all times been in all material respects in compliance with all Applicable Laws. Neither the Company nor its Subsidiaries has received any written communication during the past four years from a Governmental Entity that alleges that the Company or such Subsidiary is not in compliance in any material respect with any Applicable Laws. This Section 2.19 does not relate to matters with respect to (a) Permits, which are the subject of Section 2.14, (b) Taxes, which are the subject of Section 2.14, (c) Pension Scheme, which are the subject of Section 2.16, (d) environmental matters, which are the subject of Section 2.19, or (e) employee and labor matters which are the subject of Section 2.20.

SECTION 2.19. Environmental Matters. (a) Each of the Company and its Subsidiaries is and has at all times been in all material respects in compliance with all applicable Environmental Laws, (b) each of the Company and its Subsidiaries has obtained and is in all material respects in compliance with all Permits required under Environmental Laws to conduct their business as presently conducted and such Permits are in full force and effect, and (c) neither the Company nor any of its Subsidiaries has entered into or is subject to any court decree or is subject to any Judgment relating to compliance with any Environmental Law or liability under any Environmental Law.

SECTION 2.20. Employee and Labor Matters.

(a) The individuals, details of whom including age, length of continuous service and basic pay are given or referred to in Schedule 2.20 (the "Employees") are all employed by the Company at the date of this Agreement. There are no other individuals employed by the Company at such date.

(b) The contract of service of each of the Employees (including for these purposes the directors of the Company and the Subsidiaries) is terminable on not more than six months notice without compensation (other than compensation payable in accordance with the Employment Rights Act 1996).

(c) The Disclosure Documents contain in relation to each Employee details of his age, length of continuous service, notice period, basic salary, holiday entitlement and details of any participation in any profit-sharing, incentive, bonus or commission arrangements and other material terms.

(d) There are no subsisting contracts for the provision by any specified individual of any consultancy services to the Company.

(e) None of the Employees has given notice terminating his contract of employment or is under notice of dismissal at the date of this Agreement.

(f) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or similar Contract with or recognizes to any extent any labour organization, union or association, (i) there is no material dispute outstanding with the Employees or former employees or any group of them or with any union or any other body representing all or any of them in relation to their employment by the Company and to the Knowledge of the Seller there are no circumstances likely to give rise to any such dispute (ii) there are no unfair labor practice complaints pending against the Company or any of its Subsidiaries, or To the Knowledge of the Seller, threatened against any of them and no arbitration proceeding arising out of or under any collective bargaining agreement is pending against any of them, and (iii) no strike, labor dispute, slowdown or stoppage is pending against the Company or any of its Subsidiaries.

(g) The Company and its Subsidiaries are in material compliance with all Applicable Laws relating to the hiring and employment of the Employees.

SECTION 2.21. Insurance. All premiums due have been paid in all material respects and no notice of cancellation or termination or intent to cancel has been received by the Seller, the Company or any of its Subsidiaries with respect to any material insurance policy currently in effect, and which is presently owned or held by the Seller, the Company or any of its Subsidiaries, insuring the products, properties, assets, business and operations of the Company or any of its Subsidiaries and their respective potential liabilities to third parties. To the Knowledge of the Seller, neither the Company nor any of its Subsidiaries is in material default under any such insurance policies and nothing has occurred or been done or omitted to be done which may have caused such policies to be void or voidable.

SECTION 2.22. Insolvency. No order has been made, petition presented or resolution passed for the winding up of the Company and no meeting has been convened for the purpose of winding up the Company. No steps have been taken for the appointment of an administrator or receiver (including an administrative receiver) of all or any part of the Company's assets. The Company has not made or proposed any arrangement or composition with its creditors or any class of its creditors. The Company is not or is not deemed for the purposes of s.123 Insolvency Act 1986 to be unable to pay its debts as they fall due. The Company has not stopped paying its debts as they fall due. No distress, execution or other process been levied against the Company or action taken to repossess goods in the Company's possession which has not been satisfied in full. No unsatisfied judgment is outstanding against the Company. No floating charge created by the Company has crystallised and, there are no circumstances likely to cause such a floating charge to crystallise. No event analogous to any of the foregoing has occurred in or outside England.

SECTION 2.23. Information supplied. To the Knowledge of the Seller, no Confidential Information of the Company or of its Subsidiaries has been supplied to any Person (other than the Purchaser or its Affiliates) except pursuant to binding confidentiality agreements that are to be provided by the Seller to Purchaser after the date hereof.

SECTION 2.24. Working Capital. The draft working capital statement as attached to an email from Bank Street to Torch Partners and sent on 14th August 2006 has been supplied by the Seller to the Purchaser and was prepared in good faith on the information presently available to the Seller.

SECTION 2.25. Reliance. Seller understands that Purchaser is relaying on the accuracy and truth of the foregoing warranties set forth in this Article II and Seller hereby consents for such reliance.

ARTICLE III

Warranties of Purchaser

The Purchaser hereby warrants to the Seller in the terms of the Purchaser Warranties (except as set forth in the written disclosure schedules (which schedules shall in each case identify by reference to Sections of this Agreement any exceptions to each of the representations, warranties and covenants contained in this Agreement; provided, however, that any information set forth in one section of such disclosure schedules shall be deemed to apply to each other Section or subsection thereof or hereof to which its relevance is reasonably apparent) delivered by the Purchaser to the Seller in connection with the execution and delivery of this Agreement (the “Purchaser Disclosure Schedules”)):

SECTION 3.01. Organization; Standing; Qualification; Power. Purchaser is duly organized, validly existing and in good standing under the laws of England and Wales and has the corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted.

SECTION 3.02. Authority; Execution and Delivery; and Enforceability. Purchaser has the requisite power and authority to execute this Agreement and each Ancillary Agreement to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and the execution and delivery by Purchaser of each Ancillary Agreement to which it is, or is specified to be, a party and the consummation by Purchaser of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Purchaser. Purchaser has duly executed and delivered this Agreement and, prior to the Closing, will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, the legal, valid and binding obligation of Purchaser, as applicable, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally.

SECTION 3.03. No Conflicts; Consent

(a) The execution and delivery by Purchaser of this Agreement does not, the execution and delivery by Purchaser of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the transactions contemplated hereby and thereby and compliance by Purchaser with the terms hereof and thereof will not, conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets owned or used by Purchaser under, any provision of (i) the Fundamental Documents of Purchaser or any of its Subsidiaries, (ii) any Contract to which Purchaser or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) any Judgment or Applicable Law applicable to Purchaser or any of its Subsidiaries or its respective properties or assets, other than those that, individually or in the aggregate, would not reasonably be expected to materially impair the ability of Purchaser to perform its obligations under this Agreement or any Ancillary Agreement to which it is, or is specified to be, a party.

(b) No material Consent or Permit of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser or any of its Subsidiaries in connection with the execution, delivery and performance by Purchaser of this Agreement or any Ancillary Agreement to which it is, or is specified to be, a party, or the consummation of the transactions contemplated hereby and thereby, other than those the failure of which to obtain or make, individually or in the aggregate, would not reasonably be expected to materially impair the ability of Purchaser to perform its obligations under this Agreement or any Ancillary Agreement to which it is, or is specified to be, a party.

SECTION 3.04. Corporate Structure.

(a) Exhibit I hereto sets forth the complete and accurate corporate structure of Purchaser up to and including the companies listed.

(b) All business operational assets and operations of TeleCity Group plc and its subsidiaries are held directly or indirectly by Purchaser.

SECTION 3.05. Proceedings. There are not any (a) outstanding Judgments with respect to Purchaser or any of its Subsidiaries, (b) Proceedings or Claims pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of its Subsidiaries or (c) investigations by any Governmental Entity that are pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of its Subsidiaries that, in any case, individually or in the aggregate, would reasonably be expected to materially impair the ability of Purchaser to perform its obligations under this Agreement or any Ancillary Agreement to which it is, or is specified to be, a party.

SECTION 3.06. Availability of Funds. Purchaser has cash available or has existing borrowing facilities or firm financing commitments that together are sufficient to enable it to pay the Purchase Price.

SECTION 3.07. Waiver and Knowledge.

Without prejudice to the operation of Article II, sub-section (d), if, at the date of this Agreement or on the deemed repetition of the Seller Warranties as at Closing (and based solely on the matters effectively disclosed by information made available to, or obtained by, the Purchaser and/or the Sponsors in accordance with Article II Sections (a) to (b)) if there is any inaccuracy or breach by the Seller of any of the Seller Warranties, the Purchaser shall be deemed to have waived any such breach and the Purchaser and/or its successors, assigns and Affiliates shall not be entitled to be indemnified pursuant to Article VII and/or to sue for damages or to assert any other right or remedy for any losses arising from such inaccuracy or breach. To the Knowledge of the Purchaser there is not as at the date of this Agreement, of any fact, matter or circumstance arising solely based on the matters effectively disclosed to, or obtained by, the Purchaser and /or the Sponsors in accordance with Article II Sections (a) to (b) hereof that it currently concludes amounts to a claim for a breach of a Seller Warranty.

SECTION 3.08. Accounting Principles. Purchaser acknowledges that it has fully reviewed, and hereby accepts, the Company’s historical accounting principles, methodologies and adjustments used in the calculation of the Target Working Capital Amount.

SECTION 3.09. No Reliance(a) . In connection with entering into this Agreement and each Ancillary Agreement to which Purchaser is, or is specified to be, a party, or that Purchaser is required by this Agreement to deliver, Purchaser hereby represents that (i) neither the Seller nor the Company is acting as a fiduciary or financial or investment advisor to the Purchaser, (ii) except as specifically set forth in Article II Purchaser is not relying (for purposes of entering into this Agreement or otherwise) upon any advice, counsel or representations (whether written or oral) of the Seller or the Company or any of their respective officers, directors, Affiliates, representatives or advisors (iii) neither the Seller nor the Company nor any of their respective officers, directors, Affiliates, representatives or advisors has given Purchaser (directly or indirectly through any other Person) any assurance, guarantee, or representation whatsoever as to the expected or projected success, profitability, return, performance, result, effect, consequence or benefit (including legal, regulatory, tax, financial, accounting or otherwise) of the Transaction, this Agreement or any Ancillary Agreement, (iv) Purchaser has consulted with its own legal, regulatory, tax, business, investment, financial, and accounting advisers to the extent it has deemed necessary, and it has made its own decisions with respect to entering into this Agreement based upon its own judgment and upon any advice from such advisers it has deemed necessary and not upon any view expressed by the Seller or the Company, (v) Purchaser is entering into this Agreement and each Ancillary Agreement with a full understanding of all the terms, conditions and risks hereof and thereof (economic and otherwise), and it is capable of and willing to assume (financially and otherwise) those risks and (vi) Purchaser is a sophisticated entity familiar with transactions similar to those contemplated by this Agreement and any Ancillary Agreement.

(b) Purchaser acknowledges that neither the Seller, the Company, any Subsidiary of the Company nor any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the

Company or any of its Subsidiaries, furnished or made available to Purchaser and its representatives, agents and counsel, except as expressly set forth in this Agreement, the Ancillary Agreements or the Schedules, and except as aforesaid neither the Seller, the Company, any Subsidiary of the Company nor any other Person shall have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser, or Purchaser’s use of, any such information, including the Confidential Memorandum, dated May, 2006 relating to the Business and any information, documents or material made available to Purchaser in the Disclosure Documents, management presentations or in any other form in expectation of the transactions contemplated hereby or otherwise.

(c) The Seller acknowledges that (i) neither the Purchaser nor any other Person on its behalf has made any representation or warranty, expressed or implied, as to the Company or any Subsidiary or the accuracy or completeness of any information regarding the Purchaser, of TeleCity Group plc or any other subsidiary of TeleCity plc furnished or made available to Seller and its representatives, except as expressly set forth in this Agreement, any Ancillary Agreement or the Schedules and (ii) the Seller has not relied on any representation or warranty from the Purchaser or any other Person in determining to enter into this Agreement, except as expressly set forth in this Agreement, the Ancillary Agreements and the Schedules.

(d) Purchaser understands that the Seller is relying on the accuracy and truth of the foregoing warranties set forth in this Article III, and Purchaser hereby consents to such reliance.

SECTION 3.10. Disclaimer Regarding Projections. In connection with Purchaser’s investigation of the Company, Purchaser has received from the Seller and/or the Company and their respective representatives certain projections, estimates and other forecasts and certain business plan information. Purchaser acknowledges that there are uncertainties inherent in attempting to make such projections, estimates and other forecasts and plans, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, estimates and other forecasts and plans so furnished to it and any use of or reliance by Purchaser on such projections, estimates and other forecasts and plans shall be at its sole risk, and without limiting any other provisions herein, that Purchaser shall have no Claim against anyone with respect thereto. Accordingly, Purchaser acknowledges, agrees and confirms that the Seller, the Company and any of their respective officers, directors, Affiliates, representatives or advisors, do not make, have not made nor shall be deemed to have made any representation or warranty to Purchaser, express or implied, with respect to such projections, estimates, forecasts or plans.

ARTICLE IV

Covenants

SECTION 4.01. Conduct of Business. Except (a) with the written consent of Purchaser (which consent shall not be unreasonably withheld or delayed), (b) as set forth on Schedule 4.01, (c) as otherwise expressly contemplated or permitted by the terms of this Agreement or any Ancillary Agreement, (d) as required by any Material Contract which has been disclosed as a Disclosure Document, or (e) as required by Applicable Law, from the date hereof to the earlier of (x) the Closing and (y) termination of this Agreement (such period, the “Executory Period”), the Seller shall procure that the Company and its Subsidiaries shall conduct their respective businesses in the ordinary course in substantially the same manner as presently conducted or proposed to be conducted and neither the Company nor any of its Subsidiaries shall take any of the following actions (subject to the foregoing exceptions in clauses (a) through (e) above):

(i)  amend its Fundamental Documents in any material manner or pass any shareholder resolution;

(ii) declare, pay or set aside any dividend or make any distribution with respect to, or splitting, combining, redeeming, reclassifying, purchasing or otherwise acquiring, directly or indirectly, any equity securities of the Company, or otherwise making any change in the capital structure of the Company; provided, however, that the Company’s Subsidiaries may pay dividends and distributions to the Company or any of its Subsidiaries and the Company may make distributions of Cash to Seller in each case as contemplated by Section 1.04(e).

(iii) issue any securities or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any securities;

(iv) grant to any director or Employee any increase in compensation or benefits, except as may be required under existing agreements attached as Disclosure Documents;

(v) save to the extent required by Applicable Law, make any change in any method of accounting or accounting practice or policy relating to the Company or the Business other than those required by GAAP or enter into any settlements or closing agreements with a Taxing Authority regarding Taxes that could reasonably be expected to materially increase the Tax liability of the Company for any period ending after the Closing Date;

(vi) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory);

(vii) sell, lease, transfer or assign any of the assets of the Company or its Subsidiaries, tangible or intangible, with an aggregate fair market value greater than £80,000, other than inventory in the ordinary course of business consistent with past custom and practice;

(viii)  incur any Funded Indebtedness or issue any securities evidencing indebtedness;

(ix) make any change to or repay or reduce or pay any yield on the Capital Contribution;

(xi) repay, release, reduce or otherwise alter any Restricted Cash as at the date of this Agreement;

(x) make an application to the Landlord pursuant to clause 7.15 of Schedule 7 of the Sixth and Seventh Floor Lease without having first obtained a Landlord's Waiver (as defined in the Property Agreement); or

(xi) authorise any of, or commit or agree to take, whether in writing or otherwise, to do any of, the foregoing actions.

SECTION 4.02. Access to Information. The Seller shall procure that the Company afford to Purchaser and its accountants, counsel and other representatives reasonable access during normal business hours to all the properties, books, records, Contracts, Returns and officers of the Company and its Subsidiaries during the Executory Period and, during such period shall furnish to Purchaser and its accountants, counsel and other representatives any information concerning the Company and its Subsidiaries as Purchaser and its accountants, counsel and other representatives may reasonably request; provided, however, that such access does not unreasonably disrupt the normal operations of the Company or its Subsidiaries. Purchaser covenants that such investigation shall be conducted in such a manner as not to unreasonably disrupt the normal operations of the Company, any of its Subsidiaries or the Seller.

SECTION 4.03. No Solicitation. Neither the Seller nor the Company shall, nor shall the Seller or the Company authorize any officer, director or employee of or any investment banker, attorney, accountant or other representative retained by it or the Company to, (i) solicit, initiate or encourage any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) continue or participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (other than Purchaser and its Affiliates and representatives). “Acquisition Proposal” as used herein means any offer, proposal or indication of interest in (i) the acquisition of all or any part of the share capital of the Company, (ii) a merger, consolidation or other business combination between the Company or any Subsidiary and any third party or (iii) the sale of all or a substantial portion of the assets of the Company other than the transactions contemplated by this Agreement.

SECTION 4.04. Confidentiality. Purchaser acknowledges that the information being provided to it in connection with the Transaction and the consummation of the other transactions contemplated hereby, including pursuant to Section 4.02 above, is subject to the terms of a confidentiality agreement dated as of June 8, 2006 between Purchaser and the Seller (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. During the Executory Period the Seller will not demand the return or destruction of any Evaluation Material as defined in the Confidentiality Agreement. On Closing, all rights and obligations under the Confidentiality Agreement shall cease (save in respect of any information obtained by the Purchaser and which solely relates to Seller and its Affiliates (excluding the Company and the Subsidiaries).

SECTION 4.05. Reasonable Efforts.

(a) On the terms and subject to the conditions of this Agreement, each party shall use its reasonable efforts to cause the Closing to occur, including defending against any Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, and seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Entity that is not yet final and non-appealable, vacated or reversed; provided, however, that neither the Seller, the Company, the Purchaser nor any of their respective Affiliates shall be required to make any material monetary expenditure, commence or participate in any Proceeding or offer or grant any material accommodation (financial or otherwise) to any third Person. Without limiting the foregoing, each party shall use its reasonable efforts (subject to the provision in the immediately preceding sentence) to cause the Closing to occur by the Outside Date (as defined in Section 7.01(a)).

(b) Prior to the Closing, each party shall, and shall cause its Affiliates to, use its reasonable efforts (at its own expense) to obtain, and to cooperate in obtaining, all Consents from Governmental Entities or other third parties necessary or appropriate to permit the consummation of the Transaction; provided, however, that the parties shall not be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such Consent may be required (other than nominal filing or application fees). Purchaser acknowledges that certain Consents and waivers with respect to the transactions contemplated by this Agreement may be required from parties to the Contracts listed on the Schedules hereto and that such Consents and waivers have not been obtained. The Seller shall not have any liability whatsoever to Purchaser arising out of or relating to the failure to obtain any Consents or waivers disclosed as being required by the Seller in the Disclosure Schedules and/or by express reference to this section in the Disclosure Documents in connection with the transactions contemplated by this Agreement or because of the termination of any Contract as a result thereof. Purchaser acknowledges that no representation, warranty or covenant of the Seller contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (i) the failure to obtain any such Consent or waiver, (ii) any such termination or (iii) any Proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Consent or any such termination.

SECTION 4.06. Expenses; Transfer Taxes. (a)Whether or not the Closing takes place, and except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense, including all costs and expenses incurred pursuant to Sections 1.04 and 4.05 (other than Section 4.05(b)) and as to the Seller, all fees and expenses of The Bank Street Group, LLC will be paid by the Seller.

(b) All UK stamp duty applicable to the transfer of the Sale Shares by the Seller shall be paid by Purchaser when due.

SECTION 4.07. Supplemental Disclosure; Notice of Prospective Breach

(a) The Seller shall have the continuing obligation until the Closing to supplement or amend promptly the Schedules with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules; provided, however, that the delivery of a supplemented or amended Schedule pursuant to this Section 4.07(a), to the extent that the supplement or amended disclosure is materially adverse to the Company, shall be disregarded for purposes of determining both whether the conditions to Purchaser’s obligations to consummate the Closing set forth in Section 5.02 have been satisfied and the Purchaser’s entitlement to indemnification pursuant to Article VII.

(b) Purchaser, on the one hand, and the Seller, on the other hand, shall each promptly notify the other upon becoming aware before Closing in writing upon the occurrence, or failure to occur, of any event, which occurrence or failure to occur would reasonably be expected to cause (i) any warranty given by notifying party contained in this Agreement to be untrue or inaccurate in any material respect at the Closing as if such warranty were made at such time or (ii) any material failure of the notifying party hereto to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

SECTION 4.08. Publicity. No release or announcement concerning the transactions contemplated by this Agreement or any Ancillary Agreement shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Applicable Law or the rules or regulations of any securities exchange with jurisdiction, in which case the party required to make the release or announcement shall unless prohibited from doing so by such Applicable Laws, rules or regulations allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

SECTION 4.09. Further Assurances. From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (at the requesting party’s reasonable cost and subject to Section 4.05), as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, including, in the case of the Seller, executing and delivering to Purchaser such assignments, deeds, bills of sale, Consents and other instruments as Purchaser or its counsel may reasonably request as necessary or desirable for such purpose.

SECTION 4.10. Release. Effective as of the Closing the Purchaser (for and on behalf of itself, the Company, its Subsidiaries and their Affiliates (taken as of the Closing so for the avoidance of doubt excluding the Seller or its Affiliates before the Closing)) and its Affiliates hereby release the Seller and its officers, directors, stockholders, partners, Affiliates, employees, agents, and attorneys and each of them (collectively, the “Seller Released Parties”) from any and all Claims and agrees not to bring or threaten to bring or otherwise join in any Claim against the Seller Released Parties or any of them, relating to, arising out of or in connection with any facts or circumstances relating to the Company which existed on or prior to the Closing Date; provided, that the foregoing shall not apply to any Claim under this Agreement or any Ancillary Agreement.

SECTION 4.11. Insurance. (a) Seller shall keep, or cause to be kept, all material insurance policies that provide coverage for the Company and its Subsidiaries in full force and effect through the close of business on the Closing Date, or provide for the renewal of all such policies that are expiring by their own terms prior to such date. As of the close of business on the Closing Date, Seller shall terminate or cause its Affiliates to terminate all coverage relating to the Company or the Business under the general corporate policies of insurance of Seller for the benefit of the Company and its Subsidiaries; provided, however, that (i) no such termination of any “occurrence” policy in force as of the Closing Date shall be effected so as to prevent the Company and its Subsidiaries from recovering under such policies for losses from events occurring prior to the Closing Date; and (ii) no such termination of any “claims-made” policy in force as of the Closing Date shall be effected so as to prevent the Company and its Subsidiaries from recovering under such policies for losses from events occurring prior to the Closing Date to the extent the Company and its Subsidiaries shall have received written notice of claims relating to such events on or before the Closing Date. For all insurance claims of the Company and its Subsidiaries arising prior to the Closing, and for those claims of the Company and its Subsidiaries identified as set forth in the foregoing clauses (i) and (ii), upon the consummation of the Closing, Purchaser shall cause the Company and its Subsidiaries to be responsible for, any and all costs payable by them arising after Closing related to any such claim, including deductibles, self-insurance retentions, claims adjusting expenses, loss conversion factor expenses, retro-active premium adjustments, collateral requirements and associated costs, uninsured losses, and any other costs that become due and payable under the terms of the applicable policy in connection with any such claims. Purchaser agrees to cause the Company and its Subsidiaries to reimburse Seller for these costs by wire transfer of immediately available funds within ten (10) Business Days of receipt of any invoice from Seller relating thereto. Purchaser shall cause the Company and its Subsidiaries to become solely responsible for any and all insurance coverage and risk of loss with respect to the Company and its Subsidiaries based on (x) events occurring on or after the Closing Date and (y) events occurring prior to the Closing Date for which notice has not been received as described by the date set forth in the foregoing clause (i) and (ii).

SECTION 4.12. Financing . Purchaser shall use its best efforts to arrange the financing contemplated by Section 3.05 (if applicable). From and after the date hereof through Closing, or earlier termination of this Agreement in accordance with its terms Purchaser shall not amend, modify or otherwise waive any provisions of any existing borrowing facilities or financing commitments under the Bridge Facility Agreement attached to the Commitment Letters without the prior written consent of the Seller to the extent any such amendment, modification or waiver would have an adverse effect on the ability of Purchaser to pay the Purchase Price or otherwise to consummate the transactions contemplated by this Agreement and each Ancillary Agreement. The Purchaser will take all necessary actions required under the Commitment Letters so that conditions to the availability of funds are satisfied, provided that such necessary actions shall not require the Purchaser to waive any conditions precedent set out in this Agreement.

SECTION 4.13. Employees. Upon Closing, the Seller shall procure that the Company shall pay to those employees so entitled, on a pro-rated basis, the full amount of any bonus such employees are entitled to under the 2006 Bonus Scheme (assuming satisfaction of all bonus targets). The Purchaser agrees that it shall thereafter procure that the Company operate a bonus scheme for the benefit of the Company’s employees for the remainder of 2006 and covenants that it shall procure that the Company pay any bonuses accruing to such employees under such scheme by 31 December 2007.

SECTION 4.14. Section 338 Election. Except with the written consent of the Seller, Purchaser shall not make an election under section 338(g) of the US Internal Revenue Code of 1986, as amended, with respect to its purchase of the Sale Shares.

SECTION 4.15. Stock Options

In this clause the following terms shall have the following meanings:

“Globix Limited” means a company registered in England and Wales (with company number 3616569);

“Option holder” means an employee of Globix Limited that holds an Option;

“Option” means a right to acquire shares in Globix Corporation under the terms of the Scheme;

“Scheme” means the Globix Corporation 2003 Stock Option Plan;

(a) The Seller undertakes to the Purchaser:

(i)  that it shall as soon as reasonably practicable notify the Purchaser in writing upon receipt of a notice to exercise an Option by an Option holder on or after Closing (an “Exercise”) and such notification shall request details from the Purchaser of the amount of any UK income tax and employee national insurance liability that shall arise upon an Exercise.  The notification shall provide details of the Seller’s share price and any such other information as the Purchaser may reasonably require to calculate an Option holders’ income tax and employee national insurance liability.

(ii) subject to the Purchaser complying with sub-section (b) (ii) hereof, it shall pay to the Purchaser an amount equal to all employers national insurance arising on an Exercise.

(iii) subject to the Purchaser complying with sub-sections (b) (i) and (ii) hereof, it shall in respect of an Exercise remit such amounts in pounds sterling referred to in sub-sections (b) (i) and (ii) by a telegraphic transfer forthwith to such UK bank account as the Purchaser shall notify to the Seller in writing and in any event such transfer shall be made no later than Ten Business Days from the date of the relevant Exercise provided that the Purchaser shall have provided sufficient details of its nominated UK bank account within this time.

(b) The Purchaser undertakes to the Seller to:

(i)  advise the amount in pounds sterling required to meet any UK income tax and employee national insurance liability arising on an Exercise.

(ii) advise the amount in pounds sterling required to meet the employer national insurance liability arising on an Exercise.

(iii) discharge to the relevant tax authority all tax liabilities detailed in sub-sections (b) (i) and (ii) hereof arising from an Exercise.

(iv) the extent that the Seller complies with the its undertakings in sub-section (a) hereof, it shall have no further obligations to the Purchaser, Globix Limited or any member of the Purchaser’s Group in respect of the income tax, employee national insurance and employer national insurance on an Exercise.

ARTICLE V

Conditions Precedent

SECTION 5.01. Conditions to Each Party’s Obligation. The obligation of Purchaser to purchase and pay for the Sale Shares and the obligation of the Seller to sell the Sale Shares to Purchaser is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(a) Governmental Approvals. All material authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the Transaction shall have been obtained or filed or shall have occurred.

(b) No Injunctions or Restraints. No Applicable Law or injunction enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Transaction shall be in effect; provided, however, that any party seeking to assert this condition to its obligations shall have complied with its obligations set forth in Section 4.04.

SECTION 5.02. Conditions to Obligation of Purchaser. The obligation of Purchaser to purchase and pay for the Sale Shares is subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date of the following conditions:

(a) Warranties. The Seller Warranties being true and correct in all respects as of the Closing Date as though made on the Closing Date, except to the extent such Seller Warranties expressly relate to an earlier date (in which case such Seller Warranties shall be true and correct in all material respects on and as of such earlier date), in each case except for breaches as to matters that, individually or in the aggregate, do not have a Material Adverse Effect on the Company. Purchaser shall have received a certificate signed by an authorized officer of the Seller with respect to the Seller Warranties to such effect.

(b) Performance of Obligations of the Seller. The Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Seller, at or prior to the Closing and Purchaser shall have received a certificate signed by an authorized officer of the Seller with respect to the obligations and covenants of the Seller to such effect.

(c) Secretary’s Certificate. Purchaser shall have received a certificate, dated as of the Closing Date, signed by the Secretary of the Seller and certifying as to (i) the Seller’s Fundamental Documents and the incumbency of its officers executing this Agreement and each Ancillary Agreement to which the Seller is a party (ii) the resolutions of its board of directors authorizing the execution, delivery and performance by it of this Agreement and each of the Ancillary Agreements to which it is a party.

(d) Other Documents. A counterpart of each Ancillary Agreement to which the Company or the Seller is a party shall have been duly executed by the Company, any of its Subsidiaries or the Seller, as applicable, and delivered to Purchaser.

(e) In so far as a Landlord's Waiver (as defined in the Property Agreement) has not been obtained by Closing, the Seller shall on Closing deliver to the Purchaser a certificate signed by an authorised officer of the Seller that the Seller or Globix Limited has not prior to Closing made an application to the Landlord pursuant to clause 7.15 of Schedule 7 of the Sixth and Seventh Floor Lease.

SECTION 5.03. Conditions to Obligation of the Seller. The obligation of the Seller to sell the Sale Shares is subject to the satisfaction (or waiver by the Seller) on or prior to the Closing Date of the following conditions:

(a) Warranties. The Purchaser Warranties shall be true and correct in all respects as of the Closing Date as though made on the Closing Date, except to the extent such Purchaser Warranties expressly relate to an earlier date (in which case such Purchaser Warranties shall be true and correct in all material respects on and as of such earlier date), in each case except for breaches as to matters that, individually or in the aggregate, do not materially impair the ability of Purchaser to perform its obligations under this Agreement or any Ancillary Agreement to which it is, or is specified to be, a party. The Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.

(b) Performance of Obligations of Purchaser. Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser at or prior to the time of the Closing, and the Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.

(c) The Seller and its Affiliates, as appropriate (other than the Company and its Subsidiaries) have been released from any liability under any document forming part of the Disclosure Documents pursuant to which it is a primary or secondary obligor, set forth on Schedule 5.03(c) as at the date of this Agreement, save as set out in the Property Agreement and so that there shall be no condition to obtain a release in respect of the leases dealt with under the Property Agreement to satisfy this Condition (c).

(d) Secretary’s Certificate. The Seller shall have received a Certificate, dated as of the Closing Date, signed by the Secretary of Purchaser and certifying as to (i) Purchaser’s Fundamental Documents and the incumbency of its officers executing this Agreement and each of the Ancillary Agreements to which it is a party and (ii) the resolutions of its board of directors or a duly appointed Committee thereof authorizing the execution, delivery and performance by it of this Agreement and each of the Ancillary Agreements to which it is a party.

(e) Other Documents. A counterpart of each Ancillary Agreement to which Purchaser is a party shall have been duly executed and delivered to the Company and the Seller.

SECTION 5.04. Frustration of Closing Conditions. Neither Purchaser nor the Seller may rely on the failure of any condition set forth in this Article V to be satisfied if such failure was caused by such party’s failure to act in good faith or to comply with its covenants or other obligations contained herein, including, without limitation, the obligations to use its reasonable efforts to cause the Closing to occur, contained in Section 4.04.

ARTICLE VI

Termination, Amendment and Waiver

SECTION 6.01. Termination. (a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Transaction and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(i) by mutual written consent of the Seller and Purchaser;

(ii) by the Seller if (x) any of the conditions set forth in Sections 5.01 or 5.03 shall have become incapable of fulfilment prior to the Outside Date, and shall not have been either waived by the Seller or cured by the Purchaser within thirty (30) days of receiving notice from the Seller of such outstanding condition or (y) the Sponsors or the Purchaser breach or violate the terms and conditions of the Commitment Letters or the Bridge Facility Agreement is deemed to be, or otherwise becomes, unenforceable for any reason whatsoever;

(iii) by Purchaser if any of the conditions set forth in Sections 5.01 or 5.02 shall have become incapable of fulfilment prior to the Outside Date, and shall not have been either waived by Purchaser or cured by the Seller within thirty (30) days of receiving notice from the Purchaser of such outstanding condition; or

(iv) by the Seller or Purchaser, if the Closing does not occur on or prior to the date that is sixty (60) days after the date hereof (or such later date as the Seller and Purchaser may agree in writing) (such date the “Outside Date”);

provided, however, that the party seeking termination pursuant to clause (ii), (iii) or (iv) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(b) In the event of termination by the Seller or Purchaser pursuant to this Section 6.01, written notice thereof shall be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein, (i) Purchaser shall return all documents and other material received from the Seller or the Company relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Seller or the Company and (ii) all confidential information received by Purchaser with respect to the business of the Company and the Subsidiaries shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

SECTION 6.02. Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 6.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 4.04 (Confidentiality), (ii) Section 4.06 (Expenses; Transfer Taxes), (iii) Section 6.01 (Termination) and this Section 6.02 (Effect of Termination), (iv) Section 4.07 (Publicity) and (v) Article VIII. Nothing in this Section 6.02 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

SECTION 6.03. Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Purchaser, on the one hand, or the Seller, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other party was or is obligated to comply with or perform only by an instrument in writing signed on behalf of the waiving party.

ARTICLE VII

Indemnification

SECTION 7.01. Indemnification by the Seller.

(a) From and after the Closing, the Seller shall indemnify Purchaser, its Affiliates (including to avoid doubt the Company and its Subsidiaries) and each of their respective officers, directors and employees (the “Purchaser Indemnitees”) against and hold them harmless from, any loss, liability, Claim, damage or expense (including reasonable legal fees and expenses), but excluding (i) any Tax Claim and (ii) any liability of the Purchaser to Tax arising as a result of a claim under this indemnity (collectively, “Losses”), suffered or incurred by any such Purchaser Indemnitee directly arising from, relating to or otherwise in respect of:

(i)  any breach as of the Closing Date as though made on the Closing Date (unless any such Seller Warranty expressly relates to an earlier date) of any Seller Warranty contained in Article II of this Agreement;

(ii) any breach of any covenant of the Seller contained in Article IV of this Agreement;

(iii) any fees, expenses or other payments incurred or owed by Seller to any financing source, brokers, financial advisors, attorneys, accountants, consultants or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Agreement; and

(iv) any liabilities incurred by the Company associated with the claim disclosed at item 1 on Schedule 2.16 for periods prior to the Closing Date in an amount in excess of any reserve relating thereto as contained on the Estimated Working Capital Statement.

(b) Notwithstanding anything contained herein to the contrary, the Seller shall not be required to indemnify any Purchaser Indemnitee, and shall not have any liability:

(i)  under Section 7.01(a)(i) and Section 7.01(a)(ii) unless the aggregate of all Losses for which the Seller would, but for this clause (i), be liable thereunder exceeds on a cumulative basis an amount equal to one per cent. (1%) of the Purchase Price, but so that if such figure is exceeded the liability shall not be merely for the excess over;

(ii) under Section 7.01(a)(i), Section 7.01(a)(ii) and Section 7.01(a)(iv) in excess of five per cent (5%) of the Purchase Price; and

(iii) under Sections 7.01(a)(i) and 7.01(a)(ii) to the extent the liability or obligation arises as a result of (A) any action taken or omitted to be taken by Purchaser or any of its Affiliates outside the ordinary course of business where the Purchaser knew that the same would give rise to such liability or obligation and so that anything required to be done or omitted to be done pursuant to the terms of this Agreement or of the Tax Deed or of any Ancillary Agreement shall be deemed to be in the ordinary course of business for this purpose, or (B) or is increased as a result of any change in Applicable Law (or change in the interpretation of Applicable Law) or in administrative practice of any Governmental Entity occurring after the date of this Agreement (whether or not the change purports to be effective retrospectively in whole or in part), (D) or is increased as a result of any change after Closing in the accounting bases, policies, practices or methods applied in preparing any accounts or valuing any assets or liabilities of the Company from those used in preparing the Audited Accounts save as required by any Applicable Law or by GAAP.

(iv) Notwithstanding any other provision of this Agreement, the Seller shall not be liable for a claim in respect of any Losses to the extent that allowance, provision or reserve in respect of the matter giving rise to the liability or obligation or a specific category of such matters is made in the Estimated Working Capital Statement or such matter is otherwise taken into account or reflected in the preparation of the Estimated Working Capital Statement.

(c) Purchaser acknowledges that its sole and exclusive remedy after the Closing with respect to the Losses (other than Claims of fraud) shall be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, the Purchaser shall waive from and after the Closing, to the fullest extent permitted under Applicable Law, any and all other rights or Claims for damages it may have against the Seller arising under, based upon or relating to the Losses. This Section 7.01(c) shall not limit Purchaser’s right, in any expert determination before the Accounting Firm pursuant to

Section 1.04, to assert that the Closing Statement was not prepared in compliance with the Agreement.

(d) Nothing in this Article VII shall limit or exclude any right or remedy of the Purchaser in respect of any breach or anticipated breach of section 1.06 or Section 1.07.

SECTION 7.02. Indemnification by Purchaser. From and after the Closing, Purchaser shall indemnify the Seller, its respective Affiliates, and each of their respective officers, directors and employees (the “Seller Indemnitees”) against and hold them harmless from any Losses suffered or incurred by any Seller Indemnitee directly arising from, relating to or otherwise in respect of:

(i)  any breach as of the Closing Date of any Purchaser Warranty as though made on the Closing Date (unless any such Purchaser Warranty expressly relates to an earlier date) or covenant of the Purchaser contained in this Agreement;

(ii) any guarantee or obligation to assure performance given or made by the Seller or any Affiliate of the Seller with respect to any obligation of the Company or any of its Subsidiaries identified in Schedule 7.02(ii) as at the date of this Agreement;

(iii) all obligations and liabilities of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, whether arising before, on or after the Closing Date, of the Company or any of its Subsidiaries, including any such obligations or liabilities contained in any Contracts or any agreement, lease, license, permit, plan or commitment that is identified in Schedule 7.02(ii) as at the date of this Agreement;

(iv) any Claim that any action of the Purchaser after Closing gave rise to any severance or other benefits to an Employee under any Contract disclosed in the Disclosure Documents; and

(v) any fees, expenses or other payments incurred or owed by Purchaser to any financing source, brokers, financial advisors, attorneys, accountants, consultants or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Agreement.

SECTION 7.03. Calculation of Losses.

(a) The amount of any Loss for which indemnification is provided under this Article VII shall be net of any amounts actually recovered by the Indemnified Party under insurance policies or from any third party with respect to such Loss and shall be reduced to take account of any net Tax Benefit at the time of claim already realized by the Indemnified Party arising from the incurrence or payment of any such Loss.

(b) The Purchaser and the Seller shall not (respectively) be entitled to claim under any indemnity or recover damages or otherwise obtain reimbursement or restitution more than once in respect of the same Loss.

SECTION 7.04. Termination of Indemnification. The obligations to indemnify and hold harmless any party (i) pursuant to Section 7.01(a)(i), or 7.02(i) shall terminate when the applicable representation or warranty terminates pursuant to Section 7.06, (ii) pursuant to SECTION 7.01(a)(ii), or 7.02(ii) shall terminate when the applicable covenant terminates pursuant to Section 7.06 and (iii) pursuant to the other clauses of Sections 7.01 and 7.02 shall not terminate; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a Claim by delivering a notice of such Claim (stating in reasonable detail the basis of such Claim) pursuant to Section 7.05 to the party to be providing the indemnification.

SECTION 7.05. Procedures, Third Party Claims

(a) In order for a Purchaser Indemnitee or a Seller Indemnitee (the “Indemnified Party”) to be entitled to any indemnification provided for under Section 7.01 or 7.02 in respect of, arising out of or involving a Claim made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the Seller or Purchaser, as applicable (the “Indemnifying Party”), in writing (and in reasonable detail) of the Third Party Claim promptly following receipt by such Indemnified Party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure and the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) business days’ time after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim from the Court of from any such Third Party or from any Person acting on behalf of such Third Party.

(b) No Assumption. Save where delay would, in the reasonable opinion of the Indemnified Party, be of material prejudice to the Indemnified Party, or (where the Indemnified Party is the Purchaser) to the Company or to any of its Subsidiaries, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge any Third Party Claim without first giving the Indemnifying Party reasonable opportunity to make representations as to the actions which ought to be taken in handling the Third Party Claim. If the Indemnifying Party makes reasonable representations which the Indemnified Party chooses not to follow then the Indemnifying Party shall not be required to indemnify any Indemnified Party for any loss, liability, Claim, damage or expense that could reasonably be expected to have been avoided if the Indemnified Party had chosen to follow such reasonable representations. Nothing in this section 7.05(b) shall relieve any party from its obligation under Section 7.05(e). Notwithstanding the foregoing, Seller shall be entitled to control the defence of any Third Party Claim with respect to the matter set out in Section 7.01 (a) (iv).

(c) Section 7.01 (a) (iv) Third Party Claim The provisions of this clause shall regulate how the delegation of control to the Seller of the defence and settlement with respect to any claim constituting a Third Party Claim in respect of the matter set out in Section 7.01 (a) (iv) shall operate, as follows:

(i)  The Seller shall only have control of the negotiations with the commercial part of the claimant and shall not have access to, or enter into any discussion with, or make any comments regarding the relationship or services between, the engineering and structural divisions of claimant and the Company and its Subsidiaries provided that (after consultation with the Purchaser) the Seller may have access to the engineering and structural division of claimant in respect of such Third Party Claim if in the reasonable opinion of the Seller such access is necessary properly to defend the Third Party Claim and would not (in the reasonable opinion of the Purchaser) be likely to prejudice the ongoing operations of Globix Limited. The Purchaser shall be kept fully and promptly informed of all matters and discussions with claimant on this matter.

(ii) Any definitive agreement between the Seller (on behalf of Globix Limited) and claimant with respect to such Third Party Claim shall be subject to the written approval of the Purchaser, and the Seller may not bind Globix Limited without such written approval, not to be unreasonably withheld or delayed, so far as it relates to the matters delegated to the Seller.

(iii) If no settlement is reached with claimant within 4 months of notification of the Third Party Claim to Seller by Purchaser, that control shall end, and the Third Party Claim shall be treated in accordance with Section 7.05 (b) (ignoring, for these purposes, the provisions of the final sentence of Section 7.05 (b).

(iv) Nothing in this Agreement shall in any way limit or prejudice how the Purchaser, any of its Affiliates or (as from Closing) Globix under its control shall conduct their commercial relationship with claimant.

(d) Other Claims. In the event any Indemnified Party should have a Claim against any Indemnifying Party under Section 7.01 or 7.02 that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such Claim with reasonable promptness to the Indemnifying Party. Subject to Sections 7.04 and 7.06, the failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under Section 7.01 or 7.02, except to the extent that the Indemnifying Party demonstrates that it has been prejudiced by such failure.

(e) Upon a determination of Liability in connection with this Article VII, the Indemnifying Party shall pay the Indemnified Party the amount so determined within five (5) Business Days after the date of determination. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement, the Indemnifying Party shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute.

(f) Mitigation. Each party shall take all commercially reasonable steps to mitigate any of its Losses (including, to the extent consistent with sound business judgment, incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Losses) upon becoming aware of any event which would reasonably be expected to, or does, give rise to any indemnifiable Losses. Purchaser and Seller shall cooperate with each other with respect to resolving any Claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonably efforts to mitigate or resolve any such Claim or liability; provided, however, that such party shall not be required to make such efforts if they would be detrimental in any material respect to such party or of its Subsidiaries and Affiliates. In the event that Purchaser or the Seller shall fail to expend commercially reasonably efforts to mitigate or resolve any Claim or liability, then (unless the proviso to the foregoing sentence shall be applicable) notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any Person for any loss, liability, Claim, damage or expense that could reasonably be expected to have been avoided if Purchaser or the Seller, as the case may be, had made such efforts.

SECTION 7.06. Survival of Warranties.

(a) The Seller Warranties and the Purchaser Warranties shall not survive the Closing except as follows: (i) the Seller Warranties and Purchaser Warranties in Section 4.03 (No Conflicts; Consent) shall survive until 31 March 2008 (the “Survival Date”) (other than the Seller Warranties contained in Section 2.01 (Authority; Enforceability; No Violation, Etc.), Section 2.03 (The Sale Shares), Section 2.07 (Capitalisation; Subsidiaries) and Section 2.05 (Brokers or Finders) and all other covenants and agreements on the part of the Seller contained in this Agreement, which shall survive for three (3) years following the Closing), (ii) the Purchaser Warranties in Article III (other than Section 3.03 (No Conflicts; Consent) which shall survive until the Survival Date) shall survive for three (3) years following the Closing and (iii)   all other provisions of this Agreement, in so far as the same shall not have been performed at Closing, shall remain in full force and effect notwithstanding Closing.

SECTION 7.07. No Additional Representations.

(a)  Purchaser acknowledges that (i) neither the Seller, the Company nor any other Person has made any representation or warranty, expressed or implied, as to the Company or any Subsidiary or the accuracy or completeness of any information regarding the Company and the Subsidiaries furnished or made available to Purchaser and its representatives, except as expressly set forth in this Agreement, any Ancillary Agreement or the Schedules and (ii) Purchaser has not relied on any representation or warranty from the Company, the Seller, or any other Person in determining to enter into this Agreement, except as expressly set forth in this Agreement, the Ancillary Agreements and the Schedules. Purchaser acknowledges that, should the Closing occur, Purchaser shall acquire the assets of the Company and the Subsidiaries without any representation or warranty as to merchantability or fitness for any particular purpose, in an “as is” condition and on a “where is” basis, except as otherwise expressly set forth in this Agreement or any Ancillary Agreement.

SECTION 7.08. Exculpation The Purchaser agrees with the Seller, and (for itself and as trustee for the Company and its Subsidiaries and the directors, employees, agents and advisers of the Company and its Subsidiaries):

(a) that the giving by the Company and its Subsidiaries and/or any of their respective directors, employees, agents or advisers of any information or opinion in connection with the Warranties, the Tax Deed or the Disclosure Documents or any Ancillary Agreement or otherwise in relation to the business or affairs of the Company and its Subsidiaries or in connection with, the negotiation and preparation of this Agreement or any other Ancillary Agreement shall not be deemed to be a representation, warranty or guarantee to the Seller;

(b) to waive any right or claim which it may have against the Company or its Subsidiaries and/or any of their directors, employees agents or advisers in respect of any such information or opinion, except in the case of fraud; and

(c) to waive any right or claim which it may have against the Company or its Subsidiaries’ directors, employees agents or advisers in respect of any matter whatsoever, except in the case of fraud;

(d) that any such right or claim shall not constitute a defence to any claim by the Purchaser or any Purchaser Indemnitee for indemnification from the Seller under or in relation to this Agreement, the Tax Deed or any Ancillary Agreement.

The provisions of this Section 7.08 are intended to be for the benefit of, and will be enforceable by, each such Person entitled to indemnification, his or her heirs and his or her representatives.

ARTICLE VIII

General Provisions

SECTION 8.01. Assignment.

(a) This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party (including by operation of law in connection with a merger or consolidation of such party or otherwise) without the prior written consent of the other party hereto. Any attempted assignment in violation of this Section 8.01 shall be void.

(b) Notwithstanding any other provisions of this Agreement or any Ancillary Agreements:

(i)  the Purchaser may mortgage, charge or assign the whole but not part only of its rights, benefits and interests under this Agreement (the “Rights”) by way of security for the performance by the Purchaser of its obligations under any deed, agreement or other instrument entered into by the Purchaser on a bona fide basis in connection with the financing or refinancing of the transactions contemplated by this Agreement; and

(ii) the Purchaser’s liquidator or administrator, or any receiver entitled to enforce any of such security may enter into any other assignments or transfers of any of the Rights.

SECTION 8.02. No Third-Party Rights. Except as specifically provided herein the parties do not intend that any term of this Agreement shall be enforceable solely by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this Agreement.

SECTION 8.03. Attorney Fees. A party in breach of this Agreement shall, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

SECTION 8.04. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one Business Day in the case of express mail or overnight courier service), as follows:
(i)	if to Purchaser, or after Closing, to the Company,

Telecity Group plc

Masters House

107 Hammersmith Road

London W14 0QH

Tel:	+ 44 20 7001 0022
Fax:	+ 44 20 7001 0021
Attention:	Carl Fry

with a copy to:

Addleshaw Goddard LLP

150 Aldersgate Street

London

United Kingdom

EC1A 4EJ

Tel:	+ 44 207 544 5483
Fax:	+ 44 207 606 4390

Attention: Geoff Yates; and

(ii)	if to the Seller,

Globix Corporation

139 Centre Street

New York, NY 10013

Telephone: (212) 625-7356

Telecopier: (212) 965-6828

Attention: Gene Bauer, Esq.

with a copy to:

King & Spalding LLP

1185 Avenue of the Americas

New York, NY 10036

Telephone: (212) 556-2100

Telecopier: (212) 556-2222

Attention: John L. Graham, Esq.

SECTION 8.05. Interpretation; Exhibits and Schedules. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter set forth in any provision, subprovision, section or subsection of any Schedule shall, unless the context otherwise manifestly requires, be deemed set forth for all purposes of the Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The inclusion of any information (including sterling amounts) in any Schedule shall not be deemed to be an admission or acknowledgement by the Seller that such information is required to be listed on such Schedule or is material to or outside the ordinary course of the business of the Company or its Subsidiaries, as applicable. In addition, matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The information contained in this Agreement, the Schedules and Exhibits is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any nature whatsoever (including, without limitation, any violation of Applicable Law or breach of Contract). Any cost estimates, projections or other forward-looking statements contained or referred to in this Agreement or in the Schedules and Exhibits hereto or in any materials that have been provided to Purchaser by the Seller are not and shall not be deemed to be representations or warranties of the Company or the Seller. The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.” Any reference to the masculine, feminine or neuter gender shall include such other genders and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires. Words and phrases the definitions of which are contained or referred to in Part XXVI Companies Act 1985 shall be construed as having the meanings thereby attributed to them. Each of the parties acknowledge that it has been represented by legal counsel in connection with the preparation and execution of this Agreement. Unless the right of enforcement is expressly provided, it is not intended that a third party should have the right to enforce any term of this Agreement pursuant to the Contracts (Rights of Third Parties) Act 1999, but this does not affect any rights which are available apart from that Act. The parties may, by agreement, rescind or vary this Agreement without the consent of a third party to whom the right of enforcement of any of its terms has been expressly provided.

SECTION 8.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.07. Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement, along with the Schedules and Exhibits thereto, contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. None of the parties shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Ancillary Agreements or the Confidentiality Agreement.

SECTION 8.08. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

SECTION 8.09. Adjustment to Purchase Price. If any payment is made by one party to the other in respect of any claim for indemnification under this Agreement such payment shall be made by way of adjustment to the Adjusted Purchase Price and the Adjusted Purchase Price shall be deemed to have been reduced or increased dollar for dollar by the amount of such payment and such reduction (where calculated in any currency other than US$) to be converted into US$ at the prevailing exchange rate published in the Wall Street Journal, New York edition on the date such Claim is paid.

SECTION 8.10. Law and Jurisdiction

(a) This Agreement shall be governed by, and construed in accordance with, English law.

(b) In relation to any legal action or proceedings to enforce this Agreement or arising out of or in connection with this Agreement ("Legal Proceedings") each of the parties irrevocably submits to the exclusive jurisdiction of the English courts and waives any objection to Legal Proceedings in such courts on the grounds of venue or on the grounds that the Legal Proceedings have been brought in an inappropriate forum.

(c) The Seller irrevocably appoints King & Spalding LLP of 25 Cannon Street, London, EC4M 5SE as its process agent to receive on its behalf service of process in any proceedings in England. Service upon the process agent shall be good service upon the Seller whether or not it is forwarded to and received by the Seller. If for any reason the process agent ceases to be able to act as process agent, or no longer has an address in England, the Seller irrevocably agrees to appoint a substitute process agent with an address in England acceptable to the Purchaser and to deliver to the Purchaser a copy of the substitute process agent's acceptance of that appointment within 20 Business Days. In the event that the Seller fails to appoints a substitute process agent, it shall be effective service for the Purchaser to serve the process upon the last known address in England of the last known process agent for the Seller notified to the Purchaser, notwithstanding that such process agent is no longer found at such address or has ceased to act.

IN WITNESS WHEREOF, Purchaser and the Seller have duly executed this Purchase Agreement as of the date first written above.

INHOCO 3236 plc

by	_________________________________

Name: Robert L. Morse

Title:	Director

GLOBIX CORPORATION

by	_________________________________

Name:

Title:

Annex I

Definitions

“2006 Bonus Scheme” means the bonus scheme operated by the Company for the benefit of the Company’s employees prior to the date hereof.

“Affiliate” of any Person means another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided, that for purposes of this definition, “control” (including the correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

"Agreed Form” means, in relation to any document, a document in the terms signed or initialed by or on behalf of the parties for identification at the date of this Agreement.

“Ancillary Agreements” , mean the Shared Services Agreement, the Tax Deed, the Commitment Letters and the Property Agreement..

"Audited Accounts" means the audited individual and consolidated balance sheet of the Company and the Subsidiaries made up as at the Latest Balance Sheet Date and the audited individual and consolidated profit and loss account of the Company and the Subsidiaries in respect of the financial year ended on the Latest Balance Sheet Date including, in each case, the notes thereto and the directors' report and auditors' report.

“Business” means the Company's business of providing web hosting and colocation services, including managed services, dedicated access services, media services and the operation of data centers.

“Business Day” means any day that is (a) not a Saturday or Sunday or (b) a day on which banking institutions both in the City of London and the City of New York are required to be open.

“Capital Contribution” any capital contribution or amount treated as a capital contribution to Globix Limited by the Seller.

“Cash” means cash, cash equivalents and all cleared checks and funds received by the Company and its Subsidiaries or its banks prior to the close of business on the Closing Date but excluding uncleared cheques and restricted, collateralised or trapped cash.

“Claim” means any action, cause of action, suit, motion, debt, due, sum of money, account, reckoning, bond, bill, liability, specialty, covenant, contract, controversy, agreement, promise, variance, trespass, damage, judgment, extent, execution, claim or demand.

“Companies Acts” means statutes from time to time in force concerning companies including (without limitation) the Companies Act 1985, the Companies Act 1989, Part V of the Criminal Justice Act 1993 and the Companies Consolidation (Consequential Provisions) Act 1985.

“Company” means Globix Holdings (UK) Limited, a company incorporated in England and Wales with registered number 3776685, and for the purposes of Article II, references to the Company shall also include each of the Subsidiaries, unless the context otherwise requires.

“Confidential Information” means any trade or business information (including formulae, processes, methods, knowledge and Know-how) in connection with the services supplied by the Company and its Subsidiaries and the customers and suppliers of Company or its Subsidiaries and which are for the time being confidential to the Company or its Subsidiaries.

“Contract” means any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, permit, plan or other agreement, commitment or license of whatsoever form or nature, whether written or oral.

“Disclosure Documents” means the documents in the files marked ‘Disclosure Documents’ and initialed for the purposes of identification by each party on execution of this Agreement.

“Environmental Law” means any Applicable Law enacted and in effect on or prior to the Closing Date relating to pollution or protection of the environment.

“Employees” means the employees employed by the Company on the date of this Agreement (and “Employee” means any of them).

“Fundamental Documents” means (i) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws; (ii) in the case of a limited liability company, its certificate of formation and operating agreement (or analogous documents); or (iii) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Funded Indebtedness” means, without duplication, as to the Company and its Subsidiaries, the aggregate amount (including the current portions thereof) of all (a) indebtedness for money borrowed from Persons other than the Company or any of its Subsidiaries, (b) all interest expense accrued but unpaid on or related to such indebtedness, (c) any and all financial indebtedness, (d) financial guarantees or financial security given by the Seller or its Affiliates and (c) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in accordance with GAAP, in each case outstanding as of the Closing Date but (to avoid doubt) the Capital Contribution is not a part of Funded Indebtedness.

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Intellectual Property” means all intellectual property rights, including, without limitation, patents, patent applications, trademarks, trademark applications, tradenames, service marks, service mark applications, trade dress, logos and designs, copyrights and copyright applications.

“Knowledge of the Company” means the actual knowledge of the individuals set forth on Exhibit D without independent investigation.

“Knowledge of Purchaser” means the actual knowledge of the individuals set forth on Exhibit E without independent investigation.

“Latest Balance Sheet Date” means 30 September 2005.

“Liens” means mortgages, liens, security interests, pledges, easements, rights of first refusal, options, restrictions or encumbrances of any kind.

“Losses” has the meaning set out in Section 7.01(a) and “Loss” means any one of them.

“Material Adverse Effect” on any Person means a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, but shall exclude any effect relating to or arising from: (a) any change in any law or interpretation thereof; (b) any change in interest rates or general economic conditions in the industries or markets in which such Person operates or affecting United Kingdom, United States or foreign economies in general; (c) any change that is generally applicable to the industries or markets in which such Person operates; (d) the entry into or announcement of this Agreement and/or the consummation of the transactions contemplated hereby; (e) any action taken by Purchaser or any of its Affiliates; or (e) any national or international political or social conditions, including the engagement by the United Kingdom or United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United Kingdom or United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United Kingdom or United States.

“Pension Scheme” means the group personal pension scheme to which the Company makes contributions for eligible and participating Employees.

“Permitted Liens” means (a) those Liens set forth on Schedule 2.06, (b) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (c) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and which are attached as Disclosure Documents, and (d) easements, covenants, rights-of-way and other similar restrictions of record.

“Person” means and includes an individual, a partnership, a corporation, a body corporate, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity (or any department, agency or political subdivision thereof), in each case whether or not having separate legal personality.

“Proceeding” means any action, suit, investigation or proceeding before any Governmental Entity or arbitrator, Court or tribunal.

“Prohibited Area” means England and Wales, Scotland, Northern Ireland, the Republic of Ireland and the Channel Islands.

“Property Agreement” means the Agreed Form agreement for sale of leasehold property at Oliver's Yard, London EC1 between the Seller, Globix Limited and the Purchaser.

“Purchaser Warranties” means the warranties set out in Article III and all other warranties, covenants and indemnities on the part of the Purchaser contained in this Agreement.

“Restricted Cash” means uncleared cheques and restricted, collateralised or trapped cash.

“Restricted Services” means the business of providing web-hosting and collocation services, including managed services, dedicated access services, media services and the operation of data centers in the Prohibited Area.

“Retention Account” means the interest bearing deposit account to be opened in the joint names of the Seller's Counsel and the Purchaser's Solicitors and operated in accordance with Section 1.05.

“Retention Account Instruction Letter” means the joint letter of instruction from the Seller and the Purchaser to the Seller's Counsel and the Purchaser's Solicitors in the Agreed Form in connection with the operation of the Retention Account.

“Retention Period” means the period commencing at Closing and terminating on the Survival Date.

“Retention Sum” means $3,100,000.

“Return” or “Returns” means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

“Sale Shares” means the shares to be bought and sold pursuant to Section 1.01 being all the issued shares in the capital of the Company.

“Seller Warranties” means the warranties set out in Article II.

“Shared Services Agreement” means the Shared Services Agreement to be dated as of the Closing Date by and between the Company and Globix, substantially in the form attached hereto as Exhibit F.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting Sale Shares, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person or by another subsidiary of such first Person.

“Survival Date” has the meaning set out in Section 7.06.

“Tax” or “Taxes” shall mean all forms of taxation, duties, levies, and imposts whether of the United Kingdom or any other jurisdiction including value added tax, duties of excise, customs and other import duties, inheritance tax, capital duties, national insurance contributions, stamp and stamp duties land tax but excluding landfill tax, insurance premium tax, climate change levy, aggregates levy, local authority council taxes, petroleum revenue tax, and including all penalties, fines, charges and interest relating to any of the foregoing or resulting from a failure to comply with the provisions of any enactment relating to taxation.

“Taxing Authority” means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-government body exercising tax regulation or collection authority.

"Tax Benefit" means any refund or credit of Tax or any reduction in otherwise required Tax payments (including any refund, credit or reduction in estimated Tax payments).

“Tax Claim” means any claim made under the Tax Deed

“Tax Deed” means the deed in relating to Tax, to be executed and delivered on Closing, substantially in the form attached hereto as Exhibit F.

“Transaction” means the sale and purchase of the Sale Shares pursuant to this Agreement.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, stamp duties land tax and other similar taxes and fees (including all interest, penalties and additions with respect thereto).

“US Hosting Business” means the business of providing web-hosting and collocation services, including managed services, dedicated access services, media services and the operation of data centers in the US by the Seller and its Subsidiaries other than the Company and its Subsidiaries.